Exhibit 99.2

January 8, 2018

TransEnterix Provides 2017 Year End Corporate Update

RESEARCH TRIANGLE PARK, N.C.—(BUSINESS WIRE)— TransEnterix, Inc. (NYSE American:TRXC), a medical device company that is pioneering the use of robotics to improve minimally invasive surgery, today provided a year-end corporate update.

“2017 was a transformational year for TransEnterix that included the commencement of U.S. Senhance commercialization and progression towards the global commercialization of SurgiBot,” said Todd M. Pope, President and CEO at TransEnterix. “We are very excited about the opportunity that lies ahead in 2018 as we look to build upon our momentum and drive the global adoption of the Senhance.”

Senhance System Revenue

During the quarter ending December 31, 2017, the Company sold two Senhance Systems for total revenue of approximately $3.3 million. Total 2017 revenue is approximately $7.0 million, a 360% increase over 2016, representing a total of five Senhance Systems: Europe (two), Asia (two, including one sale for which the revenue was not recognized in 2017) and the United States (one).

The company currently has received one European Senhance System order that it expects to deliver and recognize revenue for in the quarter ending March 31, 2018.

Product Portfolio

During 2017, the company completed the following product portfolio initiatives:

•	Obtained Senhance System FDA 510(k) clearance for use in colorectal and gynecologic laparoscopic surgery

•	Obtained CE mark and began commercializing the world’s first robotic micro-laparoscopic (3 millimeter) instruments

•	Expanded list of compatible visualization and fluorescence systems to include systems from Stryker, Novadaq (Stryker), Conmed and Richard Wolf

•	Filed approximately 40 new US patent applications. The Company’s patent portfolio now includes approximately 93 issued patents, 25 of which are US Patents, as well as approximately 92 pending applications, 54 of which are US applications.

The Company expects to complete the following product portfolio initiatives in 2018:

•	Expand the Senhance System US FDA clinical indications to include hernia and gallbladder, doubling the total addressable market

•	Launch new ultrasonic energy device

•	Launch new five-millimeter articulating instrument platform

SurgiBot Global System Agreement

On December 18, 2017, the Company announced that it had entered into an agreement with Great Belief International Limited (GBIL) to advance the SurgiBot System towards global commercialization.

The agreement provides the Company with proceeds of at least $29 million, of which $7.5 million was received in December of 2017. An additional $7.5 million is expected to be received by March 31, 2018, including a $3.0 million equity investment at $2.33 per share. The remaining $14 million, representing minimum royalties, will be paid beginning at the earlier of receipt of Chinese regulatory approval or five years.

This agreement transfers ownership of the SurgiBot System assets, while the Company retains the option to distribute or co-distribute the SurgiBot system outside of China. Upon completion of the transfer of all SurgiBot system assets, GBIL will have the SurgiBot system manufactured in China and obtain Chinese regulatory clearance from the China Food and Drug Administration (“CFDA”), while entering into a nationwide distribution agreement with China National Scientific and Instruments and Materials Company (CSIMC) for the Chinese market.

Balance Sheet

As of December 31, 2017, the Company’s cash and restricted cash balance was approximately $97 million. The Company believes that this capital is sufficient to fund operations through the year 2019.

As of December 31, 2017, there were approximately 199 million shares of common stock outstanding.

About TransEnterix, Inc.

TransEnterix is a medical device company that is pioneering the use of robotics to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options in today’s value-based healthcare environment. The company is focused on the commercialization of the Senhance™ Surgical Robotic System, a multi-port robotic system that brings the advantages of robotic surgery to patients while enabling surgeons with innovative technology such as haptic feedback and eye sensing camera control. The Senhance Surgical Robotic System is available for sale in the US, the EU and select other countries. For more information, visit the TransEnterix website at www.transenterix.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations, including whether we will be able to build upon our momentum and drive the global adoption of the Senhance in 2018; whether we will deliver and recognize revenue from the sale of a European Senhance System in the 2018 first quarter; whether we will expand the Senhance System US FDA clinical indications to include hernia and gallbladder; whether we will launch a new ultrasonic energy device, whether we will launch a new five-millimeter instrument platform; whether TransEnterix will receive at least $29 million (including minimum royalties) from GBIL; whether GBIL will be able to obtain the necessary clearances to sell the SurgiBot System in China; whether TransEnterix will be able to successfully distribute or co-distribute the SurgiBot System outside of China, and realize revenues beyond the initial consideration and minimum royalties; and whether our cash through December 31, 2017 will be sufficient capital to fund operations through the year 2019. We cannot assure you that our expectations will be realized. For a discussion of the risks and uncertainties associated with TransEnterix’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K filed on March 6, 2017 and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For TransEnterix, Inc.

Investors:

Mark Klausner, +1 443-213-0501

invest@transenterix.com

or

Media:

Joanna Rice, + 1 951-751-1858

joanna@greymattermarketing.com